EXHIBIT 12.1
                                                                    ------------

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (In thousands)


                                                                            Year Ended December 31,
                                                   ------------------------------------------------------------------------
                                                     1999            2000            2001            2002            2003
                                                   --------        --------        --------        --------        --------
Earnings:
    Income before income taxes                     $ 20,151        $ 47,499        $ 50,340        $ 88,579        $102,547
    Fixed charges per below                          12,142          29,453          31,093          33,839          33,649
    Less: capitalized interest per below               --                 8             213             218              29
    Current period amortization of interest
       capitalized in prior periods                    --              --                 4               9               9
                                                   ------------------------------------------------------------------------

    Total earnings                                 $ 32,293        $ 76,944        $ 81,224        $122,209        $136,176
                                                   ========================================================================

Fixed charges
    Interest expense                               $ 11,531        $ 28,705        $ 30,045        $ 32,228        $ 31,666
    Capitalized interest                               --                 8             213             218              29
    Interest portion of rent expense                    611             740             835           1,393           1,954
                                                   ------------------------------------------------------------------------

    Total fixed charges                            $ 12,142        $ 29,453        $ 31,093        $ 33,839        $ 33,649
                                                   ========================================================================

Ratio of earnings to fixed charges                      2.7             2.6             2.6             3.6             4.0
                                                   ========================================================================